YIELDQUEST ADVISORS, LLC
                         3280 Peachtree Road, Suite 2600
                             Atlanta, Georgia 30305
                                 (866) 978-3781

                                 _________, 2008

To:   YieldQuest Funds Trust
      3280 Peachtree Road, Suite 2600
      Atlanta, Georgia 30305

Dear Trustees:

      Pursuant to the Investment Advisory Agreement approved by the Board of Trustees, you have engaged us to act as the sole investment adviser to following series of the Trust: YieldQuest Core Equity Fund ("Equity Fund"), YieldQuest Total Return Bond Fund ("Total Return Fund"), YieldQuest Tax-Exempt Bond Fund ("Tax-Exempt Fund"), YieldQuest Flexible Income Fund ("Flexible Income Fund"), YieldQuest Low Duration Bond Fund ("Low Duration Fund"), and YieldQuest Low Duration Tax-Exempt Bond Fund ("Low Duration Tax-Exempt Fund") (each a "Fund" or collectively, the "Funds") (collectively, the "Funds").

      In connection with the Funds' new Investor Class shares, we hereby agree to waive our advisory fees and/or agree to reimburse certain Fund operating expenses, but only to the extent necessary to maintain each Fund's net annual operating expenses attributable to such Investor Class shares, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), 12b-1 expenses, administration expenses, taxes, extraordinary expenses and any indirect expenses (such as expenses incurred by other investment companies in which a Fund may invest), at the following percentages of the average daily net assets of the Investor Class shares:

Equity Fund                       -           1.19%
Total Return Fund                 -           0.79%
Tax-Exempt Fund                   -           0.79%
Flexible Income Fund              -           0.95%
Low Duration Fund                 -           0.65%
Low Duration Tax Exempt Fund      -           0.65%

      Any waiver or reimbursement by us to a Fund is subject to repayment by that Fund in the three fiscal years following the fiscal year in which the expenses is incurred; provided that such Fund is able to make the repayment without exceeding its expense limitation applicable at the time of the waiver or reimbursement.

      This Agreement shall be effective as of day the Funds commences offering offer Investor Class shares, through October 31, 2009.

                                         Very truly yours,

                                                 YIELDQUEST ADVISORS, LLC

                                                 By:____________________________

                                                    Name:
                                                    Title:

                                         Acceptance
                                         ----------
The foregoing is hereby accepted.
                                                 YIELDQUEST FUNDS TRUST

                                                 By:____________________________

                                                    Name:
                                                    Title:

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